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[NEW JERSEY NATIONAL BANK LETTERHEAD]


August 30, 1996


Dr. Gordon S. Cohen
53 North Plains Industrial Road
Wallingford, CT 06492

Re: Commitment Letter dated March 22, 1996

Dear Gordon,

We, New Jersey National Bank, hereby amend our commitment letter dated March 22, 1996 to a) change the name of the Borrower from NEWCO to CUS Acquisition, Inc. and b) increase the principal amount of the loan from $3,000,000 to $3,500,000.

All other terms and conditions remain unchanged, except as previously amended.

Very Truly Yours,

/s/ Stephen F. Bayer
- ------------------------------------
Stephen F. Bayer



Borrower:


Attest:                                    CUS Acquisition, Inc.

By:  /s/ Gordon S. Cohen                   By:  /s/ Gordon S. Cohen
   ---------------------------------          ---------------------------------
[seal]               Secretary                                  Chairman


Guarantor:

/s/ Gordon S. Cohen
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Gordon S. Cohen